EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

MidSouth Bank, N.A.
Louisiana

MidSouth Texas Investments, Inc.
Texas

MidSouth Statutory Trust II
Delaware

PSB Statutory Trust I
Connecticut

PSB Statutory Trust III
Delaware

PSB Statutory Trust IV
Delaware